EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-72438, 333-06025, 333-88683, 333-115470, 333-142850 and 333-150472) pertaining to the Nashua Corporation Employees’ Savings Plan, Nashua Corporation Amended 1996 Stock Incentive Plan, the Nashua Corporation 1999 Shareholder Value Plan, the Nashua Corporation 2004 Value Creation Incentive Plan, the Nashua Corporation 2007 Value Creation Incentive Plan, the Nashua Corporation 2008 Value Creation Incentive Plan and the Nashua Corporation 2008 Directors’ Plan of our report dated March 30, 2009, with respect to the consolidated financial statements of Nashua Corporation included in the annual report (Form 10-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Boston, Massachusetts
March 30, 2009